FOR IMMEDIATE RELEASE

Investor and Media Contact

John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

(650) 384-8850

FDA ACCEPTS RANEXA® sNDA AND NDA FOR FILING

PALO ALTO, Calif., November 19, 2007 – CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that the U.S. Food and Drug Administration (FDA) has notified the Company that its supplemental new drug application (sNDA) and new drug application (NDA) for Ranexa® (ranolazine extended-release tablets) have both been accepted for filing. The Prescription Drug User Fee Act (PDUFA) action date for both applications is July 27, 2008.

The sNDA seeks an expansion to the approved product labeling for Ranexa® (ranolazine extended-release tablets) to include a first line angina indication and a significant reduction in cautionary language. The sNDA is being reviewed by the FDA Division of Cardiovascular Renal Products.

After receiving this sNDA submission from CV Therapeutics, the FDA initiated, and has now accepted for filing, a separate NDA on behalf of the Company to provide a clinical review of a potential labeling change to add reduction of hemoglobin A1c (HbA1c) in coronary artery disease patients with diabetes. This NDA is being reviewed by the FDA Division of Metabolism and Endocrinology Products.

“With the Ranexa sNDA and NDA now accepted for filing, the NDA under review for regadenoson and our marketing authorization application for ranolazine under review in Europe, we are very excited to have several major applications in process and are looking forward to multiple potential approvals in 2008,” said Louis G. Lange, CV Therapeutics chairman and chief executive officer.

In accordance with a special protocol assessment agreement between the FDA and CV Therapeutics, the Company believes that data from the MERLIN TIMI-36 study could support expansion of the existing Ranexa indication to first line angina.

Ranexa is currently indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics’ clinical and preclinical drug development candidates and programs include regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

# # #